                                                                   Exhibit 99.1


BLAIR CORPORATION                                                      AMEX: BL

220 HICKORY STREET o WARREN, PENNSYLVANIA  16366-0001



FOR IMMEDIATE RELEASE:
----------------------
CONTACTS:
Blair Corporation
Bryan Flanagan, SVP/ Chief Financial Officer
814 723 3600


       BLAIR CORPORATION ANNOUNCES THE EXECUTION OF A FINANCING AGREEMENT
                              WITH PNC BANK, N.A.

WARREN, Pa., (July 18, 2005) - Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women's and men's apparel and home products, today announced that it had executed definitive agreements with PNC Bank, N.A. and other lenders, which will provide Blair with up to $200 million in financing. This financing will be used to fund, in part, Blair's previously announced self-tender offer and for general corporate purposes.

"With the financing secured, we are now able to move forward with our stock tender plan," said John Zawacki, president and CEO. "We believe that through this stock tender we will continue to maximize shareholder value."

Blair plans to utilize the majority of the proceeds from the sale of its credit portfolio to Alliance Data Systems to pay-off and terminate its $100 million receivables purchase facility and $25 million term loan facility under the referenced financing. "The closing of the Alliance Data Systems transaction remains on target for the fourth quarter of 2005," stated Bryan Flanagan, senior vice president and CFO.



ABOUT BLAIR

Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women's and men's apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs more than 2,000 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (AMEX:BL).

BLAIR CORPORATION SECURITY HOLDERS ARE ADVISED TO READ BLAIR
CORPORATION'S TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TENDER OFFER. BLAIR CORPORATION WILL NOTIFY ALL OF ITS SECURITY HOLDERS WHEN THE TENDER OFFER STATEMENT BECOMES AVAILABLE. WHEN AVAILABLE, BLAIR CORPORATION SECURITY HOLDERS MAY GET THE TENDER OFFER STATEMENT AND OTHER FILED DOCUMENTS RELATED TO THE TENDER OFFER FOR FREE AT THE U.S. SECURITIES

AND EXCHANGE COMMISSION'S WEB SITE (www.sec.gov). IN ADDITION, BLAIR CORPORATION SECURITY HOLDERS MAY REQUEST A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS RELATED TO THE TENDER OFFER FROM BLAIR CORPORATION WHEN AVAILABLE.


This release contains certain statements, including without limitation, statements containing the words "believe," "plan," "expect," "anticipate," "strive," and words of similar import relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.